Exhibit 99.1


                                 IPORUSSIA, INC.

                        COMPLETES INITIAL PUBLIC OFFERING

JERICHO, NY - January 13, 2005 - IPORUSSIA, INC. announced today that it has completed its initial public offering and that its Common Stock is trading on the OTC Bulletin Board under the symbol IPOR. The Company sold 700,000 shares of its Common Stock at a price of $1.00 per share.

About IPORUSSIA, INC.

IPORUSSIA, INC. offers business advisory services to private companies located in the Russian Federation that are interested in raising capital, usually by taking their companies public in the United States, as a means of obtaining capital for their companies and liquidity for their principals and other stockholders.

IPORUSSIA, INC.

CONTACT:

Leonard W. Suroff
Executive Vice President
IPORUSSIA, INC.
516- 937-6600